EXHIBIT 10.80

                                                          DR. BOGDAN C. MAGLICH
                                                                CHAIRMAN & CEO

                                November 22, 2004

Dear Mr. Abbe:

I am pleased to offer to you the position of Production Engineering Management Consultant to HiEnergy Technologies, Inc. ("Company"), effective retroactive October 25, 2004. Your duties will consist of providing specific consulting services to ongoing product development as directed by me and in coordination with Dr. Kevin McKinny, to whom you will report.

You will be employed as an independent contractor to be filed with IRS by the 1099 forms. You have the right to determine the method, means and location in performing the above services, subject to the approval of the Company. The Company maintains the right to set forth and change the rules and procedures that ensure confidentiality and security of the work performed by yourself and other consultants or contractors working under your supervision.

The services performed under this letter-agreement are "Confidential and Proprietary". A Confidentiality and Assignment of Invention Agreement, which represents an integral part of this Letter-Agreement, has already been executed by you. Your consulting fee will be $1,924 per week, $1,443 (75%) of which will be paid in cash and $481 (25%) in 500 cash-less 1 year stock options of common stock of the Company. The options will vest quarterly, at a rate of 6,500 per quarter.

Your payments will be made against bi-weekly time sheets. You have agreed to receive no medical coverage or overtime compensation.

Your work related expenses will be reimbursement in a timely manner provided, however, that they had the Company's advance approval.

This appointment is valid until October 24, 2005 and it can be renewed by mutual consent. It may be terminated before the end of one year by either party by written termination agreement. Termination may be initiated for material breach, by either party, of any of the obligations of this agreement. A written notice of warning would be appropriate at first when one party feels that the other has breached the agreement so that problems can be settled without resorting to termination of the agreement. If no solution is found in a reasonable period of time then a formal written Notice of Termination can be sent to the party accused of the breach. The accused party must reply to the termination notice within five (5) working days of the postmark date of the notice of termination to initiate other resolutions.
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This instrument contains the entire agreement of the parties hereto. It may be amended only in writing and signed by all applicable parties. If any portion of this employment agreement is found to be invalid it may be severed from the letter-agreement and will not void the entire agreement.

This appointment will be reviewed approximately on June 1, 2005, at which time the parties may consider altering the terms.

All questions with respect to the consideration of this agreement, and the rights and liabilities of the parties hereto, shall be governed by the State of California.

HiEnergy Technologies, Inc. by

/s/ Bogdan C. Maglic                  11/22/04

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Dr. Bogdan C. Maglich            Date
Chairman & CEO

Agreed and accepted:

/s/ Don M. Abbe                        11/22/04

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 Don M. Abbe                     Date